EXHIBIT 10.1
ESCROW AGREEMENT
     THIS ESCROW AGREEMENT (the “Agreement”) is made and entered into as of the 30th day of October, 2007, by and between REITPlus, Inc., a Maryland corporation (the “Company”), AmREIT Securities Company (the “Dealer Manager”) and Wells Fargo Bank, N.A., as escrow agent (the “Escrow Agent”).
     WHEREAS, the Company proposes to offer for sale, on a continuing basis (the “Offering”) up to $550,000,000 in shares of the Company’s common stock, par value $0.01 per share (the “Shares”) pursuant to the terms of the prospectus contained in the registration statement on Form S-11, as amended, initially filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended on May 31, 2007 (the “Prospectus”);
     WHEREAS, Dealer Manager, a FINRA registered broker-dealer, has agreed to serve as the dealer manager for the Offering and will offer the Shares through other registered broker-dealers that are members of FINRA (the “Dealers”);
     WHEREAS, it is anticipated that investors will subscribe for the Shares and will provide the Dealer Manager with subscription payments for such Shares (the “Subscription Payments”), which subscriptions will be contingent upon (i) their respective acceptances by the Company and (ii) the Company’s acceptance of subscriptions aggregating $2,000,000 of Shares (the “Minimum Amount”) deposited into escrow;
     WHEREAS, the Company and the Dealer Manager desire to deposit funds contributed by the Subscribers (as defined below) with the Escrow Agent, to be held for the benefit of the Subscribers and the Company until such time as subscriptions for the Minimum Amount has been deposited into escrow or otherwise in accordance with the terms of this Agreement;
     WHEREAS, the Escrow Agent has agreed to receive and hold in escrow all Subscription Payments until the earlier of (i) such time as subscriptions for the Minimum Amount have been received and accepted by the Company or (ii) the close of business on the date exactly one year after the original effective date of the Prospectus (the Company shall provide notice of such date to Escrow Agent) (the “Minimum Subscription Termination Date”), and to hold and distribute such Subscription Payments in accordance with the terms and conditions herein set forth; and
     WHEREAS, the Escrow Agent is willing to accept appointment as the escrow agent for only the expressed duties, terms and conditions outlined herein.
     NOW, THEREFORE, in consideration of the premises and agreements set forth herein, the parties hereto agree as follows:
     1. Appointment of Escrow Agent. The Company and the Dealer Manager hereby appoint the Escrow Agent to serve as escrow agent, and the Escrow Agent hereby accepts such appointment, each in accordance with the terms of this Agreement. The Company and the

Dealer Manager hereby acknowledge that the status of the Escrow Agent is that of agent only for the limited purposes set forth herein, and hereby agree that they will not represent that the Escrow Agent has investigated the desirability or advisability of investment in the Shares or has approved, endorsed or passed upon the merits of the investment therein. The Company and the Dealer Manager further agree that the name of the Escrow Agent shall not be used in any manner in connection with the offer or sale of the Shares other than to state that the Escrow Agent has agreed to serve as escrow agent for the limited purposes set forth herein.
     2. Proceeds. Investors subscribing to purchase Shares (the “Subscriber”) will be instructed by the Dealer Manager or the Dealers to remit the purchase price in the form of checks, drafts or money orders (the “Payment Instruments”) payable to the order of, or funds wired in favor of, “Wells Fargo Bank — REITPlus, Inc. Escrow” (the “Escrow Account”), or, after the Company meets the Minimum Amount, payable to the order of, or funds wired in favor of “REITPlus, Inc.” Within three (3) business days of receipt of the Payment Instruments, the Dealer Manager or the Dealers shall remit to the Escrow Agent the Payment Instruments. Such Payment Instruments shall be retained in the Escrow Account by the Escrow Agent and invested as set forth in Section 7 and shall be deposited within one (1) business day of receipt.
     In the event that any Payment Instruments deposited in the Escrow Account prove uncollectible after the funds represented thereby have been released by the Escrow Agent to the Company, then the Dealer Manager or Company shall promptly reimburse the Escrow Agent for any and all costs incurred for such, upon request, and the Escrow Agent shall deliver the uncollectible Payment Instrument to the Dealer Manager or the Company. Notwithstanding the foregoing, if any Subscriber exercises any right provided by law to rescind his or her subscription, the Escrow Agent shall, upon notice from the Company or Dealer Manager, return to such Subscriber all subscription payments pertaining to such subscription, together with any earnings thereon during the period that such payments were held by the Escrow Agent under this Agreement.
     3. Subscriber Identity. Within three (3) business days after receipt of the Payment Instruments, the Dealer Manager shall furnish to the Escrow Agent each accepted Subscriber’s name, address, social security number or tax identification number, number of Shares purchased and purchase price remitted. All proceeds so deposited shall be considered the property of the Subscribers and shall be held for the benefit of such Subscribers and shall not be: (i) commingled with the monies or become an asset of the Company, or (ii) subject to any liens or charges by the Company or the Escrow Agent, or judgments or creditors’ claims against the Company, until released to the Company as hereinafter provided. The Escrow Agent will not use the information provided to it by the Company for any purpose other than to fulfill its obligations as the Escrow Agent. The Escrow Agent agrees to treat all Subscriber information as confidential.
     4. Disbursement of Proceeds. On a weekly basis, and at the end of the third business day following the Minimum Subscription Termination Date (and more frequently, if requested by the Company), the Escrow Agent shall notify the Company of the amount of Payment Instruments received since the last report (the “Collected Funds”). If the Collected Funds are in an amount equal to or greater than the Minimum Amount at any time prior to the Minimum Subscription Termination Date, and the Company has delivered a written notice (the

“Notice”) stating that the Company has received Collected Funds for the Minimum Amount of Shares, then the Escrow Agent shall pay out the Collected Funds and all earnings thereon to the Company when and as directed by the Notice. Following such disbursement, the Escrow Account shall close and thereafter the Escrow Agent shall forward directly to the Company, upon receipt, any subscription documents and Payment Instruments received from Subscribers.
     If the Minimum Amount has not been attained prior to the Minimum Subscription Termination Date, the Escrow Agent shall, within a reasonable time following the Minimum Subscription Termination Date, but in no event more than ten (10) days after the Minimum Subscription Termination Date, refund to each of the Subscribers all sums paid by the Subscribers, with a pro-rata portion of any interest earned thereon.
     In the event that on the Minimum Subscription Termination Date, the Escrow Agent is not in receipt of evidence of subscriptions accepted on or before such date, and Subscription Payments dated not later than that date (or actual wired funds) at least equal to the Minimum Amount, the Escrow Agent shall promptly notify the Company and the Dealer Manager, and the Escrow Agent shall promptly return all funds received in full directly to the investors, together with their pro rata share of any interest earned thereon, pursuant to instructions made by the Company or the Dealer Manager, upon the which the Escrow Agent may conclusively rely.
     5. Duty and Liability of the Escrow Agent. The sole duty of the Escrow Agent, other than as herein specified, shall be to receive the Subscribers’ Payment Instruments and hold them subject to release, in accordance herewith, and the Escrow Agent shall be under no duty to determine whether the Company or Dealer Manager is complying with requirements of this Agreement or the Prospectus in tendering to the Escrow Agent said proceeds of the sale of the Shares. The Escrow Agent may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document, and its sole responsibility shall be to act only as expressly set forth in this Agreement. The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement unless first indemnified to its satisfaction. The Escrow Agent may consult and hire counsel in respect of any question arising under this Agreement, and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel.
     The Escrow Agent is acting solely as escrow agent hereunder and owes no duties, covenants or obligations, fiduciary or otherwise, to any other person by reason of this Agreement, except as otherwise stated herein, and no implied duties, covenants or obligations, fiduciary or otherwise, shall be read into this Agreement against the Escrow Agent. In no event shall the Escrow Agent be liable, directly or indirectly, for any special, indirect or consequential losses or damages of any kind whatsoever (including without limitation lost profits), even if the Escrow Agent has been advised of the possibility of such losses or damages and regardless of the form of action. The parties agree that the Escrow Agent has no role in the preparation of the Offering documents, has not reviewed any such documents and makes no representations or warranties with respect to the information contained therein or omitted therefrom. The Escrow Agent agrees that it may be named in the Prospectus and offering documents, to the extent necessary to describe this Agreement and the duties of the Escrow Agent herein. The Escrow Agent shall have no obligation, duty or liability with respect to compliance with any federal or state securities, disclosure or tax laws concerning the offering documents or the issuance, offering or sale of the Shares. The Escrow Agent shall have no duty or obligation to monitor the application and use of the Subscriber funds once transferred to the Company, that being the sole obligation and responsibility of the Company.
     6. Escrow Agent Fee. The Escrow Agent shall be entitled to compensation for its services, as stated in the fee schedule attached hereto as Exhibit A, which compensation shall be paid by the Company. Subject to the provisions of Section 9, the fee agreed upon for the services rendered hereunder in Exhibit A is intended as full compensation for the Escrow Agent’s services as contemplated by this Agreement. Notwithstanding anything contained herein to the contrary, in no event shall any fee, reimbursement for costs and expenses, indemnification for damages incurred by the Escrow Agent or monies whatsoever be paid out of or chargeable to the income of assets of the Escrow Account.
     7. Investment of Subscription Payments. The Escrow Agent shall invest all Collected Funds in the Wells Fargo Advantage Funds, 100% Treasury Money Market Fund (the “Fund”). Any interest received by the Escrow Agent with respect to the Funds, including reinvested interest shall become part of the proceeds of the Escrow Account (the “Escrow Income”), and shall be disbursed to the Company if Collected Funds, including interest earnings, total the Minimum Amount. For tax reporting purposes, all interest or other taxable income earned on the Investor Funds in any tax year shall be taxable to the person or entity receiving the interest or other taxable income.
     The Company shall, within thirty (30) days after the date hereof, provide the Escrow Agent with certified tax identification numbers by furnishing appropriate IRS forms W-9 or W-8 and other forms and documents that the Escrow Agent may reasonably request, The parties hereto understand that if such tax reporting documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, to withhold a portion of any interest or other income earned on the Investor Funds pursuant to this Agreement.
     To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of funds held or payments made hereunder, the Escrow Agent shall satisfy such liability to the extent possible from the Investor Funds. The Company agrees to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses that may be assessed against the Escrow Agent on or with respect to any payment or other activities under this Agreement unless any such tax, addition for late payment, interest, penalties and other expenses shall arise out of or be caused by the gross negligence or willful misconduct of the Escrow Agent.

     8. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile transmission to the facsimile number given below, and written confirmation of receipt is obtained promptly after completion of transmission, (c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:
If to Company:
REITPlus, Inc.
8 Greenway Plaza, Suite 1000
Houston, Texas 77046
Attention: Chief Executive Officer
Fax: 713-850-0498
If to the Dealer Manager:
AmREIT Securities Company
8 Greenway Plaza, Suite 1000
Houston, Texas 77046
Attention: President
Fax: 713-850-0498
If to the Escrow Agent:
Wells Fargo Bank, N.A.
1021 Main Street, 24th Floor
MAC T5017-241
Houston, Texas 77002-6502
Attention: Deirdre Ward, Corporate Trust & Escrow Services
Fax: 713-289-3488
Wires to the Escrow Agent should be directed to the following:
Wells Fargo Bank, National Association
ABA #121000248
A/C # 22276100
For Further Credit to: REITPlus, Inc. Subscription Escrow
Re: REITPlus, Inc.
Attention: Deirdre Ward, 713-289-3463
Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

     9. Indemnification of the Escrow Agent. The Company and the Dealer Manager hereby jointly and severally indemnify and hold the Escrow Agent (and its officers, directors, employees and agents) harmless from and against any and all loss, claim, liability, cost, damage and expense, including, without limitation, reasonable counsel fees and expenses, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of the Escrow Agent. The provisions of this section shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.
     10. Successors and Assigns.
          (a) Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and permitted assigns of the parties hereto.
          (b) Notwithstanding the above, any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor Escrow Agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance any further act.
     11. Term. This Agreement shall terminate within thirty (30) days receipt of written notice of termination by the Company and Dealer Manager to the Escrow Agent. In the event of the release of all Subscriber funds and all accrued interest in accordance with Section 4 of this Agreement, this Agreement shall terminate and the Escrow Agent shall be relieved of all responsibilities in connection with the Escrow Account, except claims which are occasioned by its gross negligence or willful misconduct.
     12. Governing Law; Jurisdiction. This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. Each party hereby consents to the personal jurisdiction and venue of any court of competent jurisdiction in the State of Delaware.
     13. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

     14. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.
     15. Entire Agreement; Counterparts. This Agreement contains the entire understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow. This Agreement, and any amendments hereto, may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original.
     16. Section Headings. The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     17. Disputes. In the event of a disagreement among any of the parties to this Agreement, or among them or any other person resulting in adverse claims and demands being made in connection with or from any property in the Escrow Account, the Escrow Agent shall be entitled to refuse to comply with any such claims or demands as long as such disagreement may continue, and in so refusing, shall make no delivery or other disposition of any property then held by it in the Escrow Account under this Agreement, and in so doing, the Escrow Agent shall be entitled to continue to refrain from acting until (i) the right of adverse claimants shall have been finally settled by binding arbitration or finally adjudicated in a court assuming and having jurisdiction of the property involved herein or affected hereby or (ii) all differences shall have been adjusted by agreement and the Escrow Agent shall have been notified in writing of such agreement signed by the parties hereto.
     In the event of such dispute, the Escrow Agent shall be entitled, in its discretion and judgment, to tender into the registry or custody of any court of competent jurisdiction all money or property in its hands under this Agreement, together with such legal pleadings as the Escrow Agent deem appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. In the event of any uncertainty as to its duties hereunder, the Escrow Agent may refuse to act under the provisions of this Agreement pending order of a court of competent jurisdiction and the Escrow Agent shall have no liability to the Company, the Dealer Manager or to any other person as a result of such action. Any such legal action may be brought in such court as the Escrow Agent shall determine to have jurisdiction thereof. The filing of any such legal proceedings shall not deprive the Escrow Agent of its compensation earned prior to such filing.
     18. Limited Purpose. The Company and Dealer Manager hereby acknowledge that the Escrow Agent is serving as the escrow agent only for the limited purposes herein set forth, and hereby agree that they will not represent or imply that the Escrow Agent, by serving as the Escrow Agent hereunder or otherwise, have investigated the desirability or advisability of investment in the Company or have approved, endorsed or passed upon the merits of the Shares, nor shall they use its name in any manner whatsoever in connection with the offer or sale of the Shares other than by acknowledgment that the Escrow Agent has agreed to serve as the Escrow Agent for the limited purposes set forth herein.
     19. Resignation. The Escrow Agent may resign upon 30 days advance written notice to the Company and the Dealer Manager. Such resignation shall become effective on the date specified in such notice, which shall be not earlier than 30 days after such written notice has been given. In the event of any such resignation, a successor escrow agent, which shall be a bank or trust company organized under the laws of the United States of America, shall be appointed by the mutual agreement of the Company and the Dealer Manager. Any such successor escrow agent shall deliver to the Company and the Dealer Manager a written instrument accepting such appointment, and thereupon shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive the Escrow Account from the Escrow Agent. The Escrow Agent shall promptly pay the Subscription Payments in the Escrow Account, including interest thereon, to the successor escrow agent. If a successor Escrow Agent is not appointed by the Company or the Dealer Manager within the 30-day period following such notice, the Escrow Agent may petition any court of competent jurisdiction to name a successor Escrow Agent. All costs, expenses and reasonable attorneys fees for which the Escrow Agent incurs in connection with such proceeding shall be paid by the Company.
     20. Removal. The Escrow Agent may be jointly removed by the Company and the Dealer Manager at any time, by written notice executed by both of them (which may be executed in counterparts) provided to the Escrow Agent, which instrument shall become effective on the date specified in such written notice. The removal of the Escrow Agent shall not deprive the Escrow Agent of its compensation earned prior to such removal. In the event of any such removal, a successor escrow agent, which shall be a bank or trust company organized under the laws of the United States of America, shall be appointed by the mutual agreement of the Company and the Dealer Manager. Any such successor escrow agent shall deliver to the Company and the Dealer Manager a written instrument accepting such appointment, and thereupon shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive the Escrow Account from the Escrow Agent. The Escrow Agent shall promptly pay the Subscription Payments in the Escrow Account, including interest thereon, to the successor escrow agent. If a successor escrow agent is not appointed by the Company or the Dealer Manager within the 30-day period following such notice, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent. All costs, expenses and reasonable attorneys fees for which the Escrow Agent incurs in connection with such proceeding shall be paid by the Company.
     21. Maintenance of Records. The Escrow Agent shall maintain accurate records of all transactions hereunder. Promptly after the termination of this Agreement, and as may from time to time be reasonably requested by the Company before such termination, the Escrow Agent shall provide the Company with a copy of such records, certified by the Escrow Agent to be a complete and accurate account of all transactions hereunder. The authorized representatives of the Company and the Dealer Manager shall also have access to the Escrow Agent’s books and records to the extent relating to its duties hereunder, during normal business hours upon reasonable notice to the Escrow Agent, and at the requesting party’s expense.
[Signatures Appear on Following Page]

     IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed the day and year first set forth above.

REITPLUS, INC.

By:	/s/ Chad C. Braun

Name: Chad C. Braun
Title: Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:	/s/ Diedre H. Ward

Name:	Diedre H. Ward

Title:	Vice President

Exhibit A
REITPlus, Inc.
and
Wells Fargo Bank, N.A.
Escrow Agent Services — Fee Schedule

Acceptance Fee:	Waived
Initial Fees as they relate to Wells Fargo Bank acting in the capacity of Escrow Agent — includes creation and examination of the Escrow Agreement; acceptance of the Escrow appointment; setting up of Escrow Account(s) and accounting records; and coordination of receipt of funds for deposit to the Escrow Account. Acceptance Fee payable at time of Escrow Agreement execution.

Escrow Agent Administration Fee:	For up to 40 Investor Deposits:	$2,500.00
     For ordinary administration services by Escrow Agent — includes daily routine account management; investment transactions; cash transaction processing (including wires and check processing); disbursement of the funds in accordance with the agreement; and mailing of trust account statements to all applicable parties. Tax reporting is included for up to One (1) entity. Should additional reportings be necessary, a $25 per reporting charge will be assessed. Float credit received by the bank for receiving funds that remain uninvested are deemed part of the Paying Agent/Escrow Agent’s compensation. Fees are due and payable upon execution of documents. Fee will not be prorated in case of early termination.
Transaction Charges:

Subscription Disbursements to investors by check or wire
(Assuming Minimum Amount is not met)	$25peritem
Subscription receipts in excess of 40	$20peritem
International Wire disbursements	$85perwire
NSF checks, stop payments, return checks	$35percheck
Tax Reporting (if necessary)	$25perinvestor
Out of Pocket Expenses:
     We only charge for out-of-pocket expenses in response to specific tasks assigned by the client. Therefore, we cannot anticipate what specific out-of-pocket items will be needed or what corresponding expenses will be incurred. Possible expenses would be, but are not limited to, express mail and messenger charges, travel expenses to attend closing or other meetings. There are no charges for indirect out-of- pocket expenses.
Wells Fargo’s fees are based on the following assumptions:
•	Number of escrow funds/accounts to be established: One (1)

•	Number of Deposits to Escrow Account: See above.

•	Number of Withdrawals from Escrow Fund: Various over term of escrow.

•	Term of Escrow: Less than 1 year

•	THIS FEE SCHEDULE ASSUMES THAT BALANCES IN THE ESCROW ACCOUNT WILL BE INVESTED IN MONEY MARKET MUTUAL FUNDS

•	ALL FUNDS WILL BE RECEIVED FROM OR DISTRIBUTED TO A DOMESTIC ENTITY

•	IF THE ACCOUNT(S) DOES NOT OPEN WITHIN THREE (3) MONTHS OF THE DATE SHOWN BELOW, THIS SCHEDULE WILL BE DEEMED TO BE NULL AND VOID